Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – November 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	18.30%
Less: Coupon	0.57%
Servicing Fee	1.50%
Net Credit Losses	3.63%
Excess Spread:
November-12	12.60%
October-12	12.20%
September-12	11.81%
Three Month Average Excess Spread	12.20%

Delinquency:
30 to 59 Days	0.61%
60 to 89 Days	0.48%
90+ Days	0.90%
Total	1.99%

Principal Payment Rate	22.70%